Exhibit 16.01

September 21, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Mid-America Apartment Communities, Inc. (the “Company”) and, under the date of March 8, 2005, we reported on the consolidated financial statements of the Company, as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On September 19, 2005, we were notified by the Company that the auditor-client relationship with KPMG will cease upon the filing of the Company’s Form 10-Q for the third quarter of 2005. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 19, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the last paragraph of Item 4.01 related to Ernst & Young LLP.

Very truly yours,

KPMG LLP

cc:	Mr. Simon R.C. Wadsworth
Chief Financial Officer